Exhibit 10.12

EXECUTION COPY

CREDIT AGREEMENT

dated as of

June 16, 2010

among

SPECTRUM BRANDS, INC.,

as Borrower,

SB/RH HOLDINGS, LLC,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC,

BANC OF AMERICA SECURITIES LLC

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Bookrunners and Joint Lead Arrangers

BANK OF AMERICA, N.A.,

as Syndication Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Documentation Agent

Section 9.14.	Headings	109
Section 9.15.	Jurisdiction; Consent to Service of Process	109
Section 9.16.	Confidentiality	109
Section 9.17.	Lender Action	110
Section 9.18.	USA PATRIOT Act Notice	110

SCHEDULES

Schedule 1.01(a)	-	Existing Credit Facilities
Schedule 1.01(b)	-	Mortgaged Property
Schedule 1.01(c)	-	Subsidiary Guarantors
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.16	-	ERISA Events
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 3.21	-	Labor Matters
Schedule 4.02(a)	-	Local Counsel
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments
Schedule 6.06		Existing Restrictive Agreements
Schedule 6.07	-	Existing Transactions with Affiliates

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Security Agreement
Exhibit E-1	-	Form of Holdings Guaranty
Exhibit E-2	-	Form of Subsidiary Guaranty
Exhibit F	-	Form of Mortgage
Exhibit G	-	Form of Collateral Trust Agreement
Exhibit H	-	Form of ABL Intercreditor Agreement
Exhibit I	-	Form of Affiliate Subordination Agreement
Exhibit J-1	-	Form of Opinion of Sutherland Asbill & Brennan LLP
Exhibit J-2	-	Form of Local Counsel Opinion
Exhibit K	-	Form of Compliance Certificate
Exhibit L	-	Form of United States Tax Compliance Certificate

CREDIT AGREEMENT dated as of June 16, 2010 among SPECTRUM BRANDS, INC., a Delaware corporation (the “Borrower” or “Spectrum”), SB/RH HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article 1), CREDIT SUISSE AG, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”).

Spectrum is party to an Agreement and Plan of Merger dated as of February 9, 2010 (as amended by Amendment No. 1 dated as of March 1, 2010, Amendment No. 2 dated as of March 26, 2010 and Amendment No. 3 dated as of April 30, 2010, the “Merger Agreement”) by and among Spectrum Brands Holdings, Inc. (formerly known as SB/RH Holdings, Inc.), a Delaware corporation (“Super Holdco”), Battery Merger Corp., a Delaware corporation (“Spectrum Merger Sub”), Grill Merger Corp., a Delaware corporation (“Russell Hobbs Merger Sub”), Spectrum and Russell Hobbs, Inc., a Delaware corporation (“Russell Hobbs”), pursuant to which Spectrum will engage in a business combination transaction with Russell Hobbs that is implemented by the acquisition by Super Holdco of all of the equity interests of Spectrum and Russell Hobbs as follows: Super Holdco (i) causes Spectrum Merger Sub to be merged with and into Spectrum, with Spectrum surviving as a wholly owned subsidiary of Super Holdco, with the equityholders of Spectrum receiving common equity of Super Holdco as merger consideration (the “Spectrum Merger”), (ii) causes Russell Hobbs Merger Sub to be merged with and into Russell Hobbs, with Russell Hobbs surviving as a wholly owned subsidiary of Super Holdco, with the equityholders of Russell Hobbs receiving common equity of Super Holdco as merger consideration (the “Russell Hobbs Merger” and, together with the Spectrum Merger, the “Mergers”) and (iii) immediately following the Mergers, (A) contributes all of the outstanding equity interests of Russell Hobbs (the “Russell Hobbs Contribution”) to Spectrum, resulting in Russell Hobbs becoming a wholly owned subsidiary of Spectrum, and (B) contributes all of the outstanding equity interests of Spectrum (the “Spectrum Contribution” and, together with the Mergers and the Russell Hobbs Contribution, the “Acquisition”) to Holdings, a wholly owned subsidiary of Super Holdco.

The Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount not in excess of $750,000,000.

The proceeds of the Term Loans are to be used solely to refinance certain existing indebtedness of Spectrum, Russell Hobbs and their respective subsidiaries outstanding as of the Closing Date and to pay fees and expenses related to the Transactions.

Concurrently herewith, the Borrower is entering into the ABL Credit Agreement providing for loans and other extensions of credit in an aggregate principal amount of up to $300,000,000.

Concurrently herewith, the Borrower is issuing the Senior Secured Notes in the initial aggregate principal amount of $750,000,000 pursuant to the Senior Secured Note Indenture.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Credit Agreement” shall mean that certain Loan and Security Agreement dated as of June 16, 2010, among Spectrum and certain of its Subsidiaries, as borrowers, the lenders party thereto, and Bank of America, N.A., as administrative agent.

“ABL Documents” shall mean the ABL Credit Agreement and all other instruments, agreements and other documents delivered thereunder or providing for any Guarantee or other right in respect thereof.

“ABL Intercreditor Agreement” shall mean the Intercreditor Agreement, substantially in the form of Exhibit H, among the Borrower, the Guarantors, the Collateral Trustee and Bank of America, N.A., as administrative agent under the ABL Credit Agreement.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.05(a)(iv).

“Acquisition” shall have the meaning assigned to such term in the preliminary statements hereto.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.50% and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement hereto.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit I pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agents” shall have the meaning assigned to such term in Article 8.

“Agreement Value” means, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate applicable for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 6.50% per annum and (b) with respect to any ABR Term Loan, 5.50% per annum.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any Person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Foreign Subsidiaries, (iii) any ABL Priority Collateral, (iv) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not to exceed $3,000,000 in any period of twelve consecutive months most recently ended, (v) sales, transfers and other distributions of equipment (A) in a transaction where such equipment is exchanged for credit against the purchase price of similar replacement equipment or (B) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement equipment, (vi) dispositions in the ordinary course of business consisting of abandonment of all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that, in the good faith determination of the Borrower or any Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business, (vii) dispositions of property formerly leased by the Borrower or its Subsidiaries and acquired by the Borrower and sold as an alternative to terminating the lease on such property, (viii) the sale, transfer or other disposition of all or a portion of the Equity Interests of Rayovac PRC, a wholly-owned indirect Subsidiary and a direct subsidiary of Spectrum Brands Mauritius Limited and (ix) the assignment or other transfer of all rights in and to the mark STA GREEN and any applications and registrations thereof).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement hereto.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means any casualty or other insured damage to, or any taking under any power of eminent domain or condemnation or similar proceeding of, any assets of the Borrower or any of the Subsidiaries.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing more than (i) 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Super Holdco and (ii) the aggregate ordinary voting power represented by the issued and outstanding capital stock of Super Holdco directly or indirectly owned by the Permitted Investors, (b) a majority of the seats (other than vacant seats) on the board of directors of Super Holdco shall at any time be occupied by persons who were neither (i) nominated by the board of directors of Super Holdco (or any committee thereof with the authority to nominate directors) or the Permitted Investors nor (ii) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to Super Holdco, Holdings or the Borrower shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness, (d) Super Holdco shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of Holdings, or (e) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Other Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or an Incremental Term Loan Commitment.

“Closing Date” shall mean the date on which the initial Term Loans are made, which date is June 16, 2010.

“Closing Date Russell Hobbs Material Adverse Effect” shall mean any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (i) is materially adverse to the business, results of operations or financial condition of Russell Hobbs and any of its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Closing Date Russell Hobbs Material Adverse Effect” for purposes of this clause (i): any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (B) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage in each case, in the United States, (C) the announcement of the Merger Agreement or the Transaction (as defined in the Merger Agreement), (D) changes in applicable law or in the interpretation thereof, (E) changes in U.S. generally accepted accounting principles (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on Russell Hobbs or any of its subsidiaries, (F) changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which Russell Hobbs and its subsidiaries operate or the market for Russell Hobbs’s products, (G) [RESERVED], (H) any failure of Russell Hobbs to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Closing Date Russell Hobbs Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Closing Date Russell Hobbs Material Adverse Effect), or (I) the matters described in the Indemnity Agreement (as defined in the Merger Agreement); provided, however, that such matters in the case of clauses (A), (B), (D), (E) and (F) shall be taken into account in determining whether there has been or will be a “Closing Date Russell Hobbs Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on Russell Hobbs and its subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of Russell Hobbs and its subsidiaries, or (ii) would have, or be reasonably likely to have, a material adverse effect on the ability of Russell Hobbs to perform its obligations under the Merger Agreement or to consummate the Transaction (as defined in the Merger Agreement) prior to August 12, 2010.

“Closing Date Spectrum Material Adverse Effect” shall mean any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (i) is materially adverse to the business, results of operations or financial condition of Spectrum and any of its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Closing Date Spectrum Material Adverse Effect” for purposes of this clause (i): any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the market price or trading volume of Spectrum common stock (it being understood that the factors giving rise to or contributing to any such change that are not otherwise excluded from the definition of “Closing Date Spectrum Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Closing Date Spectrum Material Adverse Effect), (B) changes in the United

States or global economy or capital, financial, banking, credit or securities markets generally, (C) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage in each case, in the United States, (D) the announcement of the Merger Agreement or the Transaction (as defined in the Merger Agreement), (E) changes in applicable law or in the interpretation thereof, (F) changes in U.S. generally accepted accounting principles (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on Spectrum or any of its subsidiaries, (G) changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which Spectrum and its subsidiaries operate or the market for Spectrum’s products, (H) [RESERVED], (I) any failure of Spectrum to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Closing Date Spectrum Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Closing Date Spectrum Material Adverse Effect), or (J) any litigation arising from any alleged breach of fiduciary duty or other violation of law relating to the Merger Agreement or the Transaction (as defined in the Merger Agreement); provided, however, that such matters in the case of clauses (B), (C), (E), (F) and (G) shall be taken into account in determining whether there has been or will be a “Closing Date Spectrum Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on Spectrum and its subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of Spectrum and its subsidiaries, or (ii) would have, or be reasonably likely to have, a material adverse effect on the ability of Spectrum to perform its obligations under the Merger Agreement or to consummate the Transaction (as defined in the Merger Agreement) prior to August 12, 2010.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Trust Agreement” shall mean the Collateral Trust Agreement, substantially in the form of Exhibit G, among the Borrower, the Guarantors, the Administrative Agent, the Senior Secured Notes Indenture Trustee and the Collateral Trustee.

“Collateral Trustee” shall mean Wells Fargo Bank, National Association, in its capacity as collateral trustee for the Lenders and other Secured Parties under the Collateral Trust Agreement, including any successor thereto in such capacity.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and Incremental Term Loan Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May 2010.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges (other than the write-down of current assets) for such period, (v) non-recurring losses or expenses (including severance and relocation costs, restructuring charges, integration costs or reserves), including such items related to, proposed and completed Permitted Acquisitions and Asset Sales and to closure/consolidation of facilities, in an aggregate amount not to exceed $30,000,000 for such period, (vi) restructuring charges related to the Transactions incurred prior to or within 36 months of the Closing Date, in an aggregate amount not to exceed $30,000,000 and (vii) Transaction Expenses and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period (unless such cash payments would have been permitted to be added to Consolidated Net Income pursuant to clause (a)(v) or clause (a)(vi) in such period) and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating the Leverage Ratio in connection with determining compliance with Section 6.04(g), Section 6.05(a)(iv), Section 6.05(b)(iv), Section 6.09(b) and Section 6.12 for any period, (A) the Consolidated EBITDA of any Acquired Entity acquired by the Borrower or any Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA attributable to any Asset Sale by the Borrower or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period). For purposes of determining the Interest Coverage Ratio and the Leverage Ratio, as of or for the periods ended on September 30, 2010 and January 2, 2011, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended January 3, 2010, $117,400,000 and (ii) for the fiscal quarter ended April 4, 2010, $90,600,000.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) interest expense (including imputed interest expense in respect of Capital Lease Obligations of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP minus (c) interest income for such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements. For purposes of determining the Interest Coverage Ratio for the periods ended September 30, 2010, January 2, 2011 and April 3, 2011, Consolidated Interest Expense shall be deemed to be equal to (i) the Consolidated Interest Expense for the fiscal quarter ended September 30, 2010, multiplied by 4, (ii) the Consolidated Interest Expense for the two consecutive fiscal quarters ended January 2, 2011, multiplied by 2 and (iii) the Consolidated Interest Expense for the three consecutive fiscal quarters ended April 3, 2011, multiplied by 4/3, respectively.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings during such period as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any payment to or for the account of Holdings in respect thereof); provided that there shall be excluded (a) the income of any Subsidiary (other than a Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any Person (other than a Subsidiary) in which any other Person (other than the Borrower or a Wholly Owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Subsidiary by such Person during such period, and (d) any gains or losses attributable to sales of assets out of the ordinary course of business.

“Consolidated Net Tangible Assets” shall mean, as of any date, (a) the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, minus (b) the sum of (i) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs and (ii) current liabilities.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon an Asset Sale or Change in Control, if such right is subject to the prior payment in full of the Obligations), in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, (iv) subject to clause (iv) of the proviso to Section 9.04(b), Holdings and the Permitted Investors and (v) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Person identified as an excluded entity to the Lead Arrangers on February 9, 2010 without the prior written consent of the Borrower.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan, (b) the failure to satisfy the minimum funding standard (as defined in Section 412 or 430 of the Code or Section 303 or 304 of ERISA) with respect to any Plan, whether or not waived, (c) a determination that any Plan is in “at-risk status” or any Multiemployer Plan is in “endangered status” or “critical status” (as each is defined in Section 303 and 305 of ERISA, respectively), (d) the incurrence by the Borrower or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA

Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (g) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (each within the meaning of Section 4975 of the Code) that results in material liability to the Borrower.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Article 7.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess of (a) (i) Consolidated EBITDA for such fiscal year over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year paid in cash, (iii) Capital Expenditures and Permitted Acquisitions made in cash in accordance with Section 6.10 or Section 6.05 during such fiscal year and costs and expenses incurred in connection with actual or proposed Permitted Acquisitions made during such year, except, in each case, to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13 and repayments of Senior Secured Notes) made in cash by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness and (v) amounts added back to determine Consolidated EBITDA pursuant to clauses (a)(v) and (a)(vi) of the definition thereof.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding tax that (i) is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (other than, for purposes of this clause (c)(i), an assignee pursuant to a request by the Borrower under Section 2.21(a) and, in such case only to the extent that such assignee receives its interests, rights and obligations under this

Agreement pursuant to Section 2.21(a)), (ii) is imposed on amounts payable to such recipient at the time such recipient designates a new lending office or (iii) is attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.20(e), except, in cases described in clauses (i) and (ii), to the extent that such recipient (or its assignor, if any) was entitled, at the time of such assignment or designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).

“Existing Credit Facilities” shall mean the credit facilities of Spectrum, Russell Hobbs and their respective subsidiaries that are listed on Schedule 1.01(a).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated February 9, 2010, among Russell Hobbs, the Lead Arrangers and certain Affiliates of the Lead Arrangers, including the Administrative Agent.

“Fees” shall mean the fees referred to in Section 2.05(a) and the Prepayment Fee.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any material liability by Holdings, the Borrower or any Subsidiary under applicable law on account of either (i) the complete or partial termination of such Foreign Pension Plan or (ii) the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any material liability by Holdings, the Borrower or any of the Subsidiaries (including by a Governmental Authority’s imposition on Holdings, the Borrower or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” shall mean any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any defined benefit pension plan that (i) is not subject to United States law and (ii) under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the financial statements delivered pursuant to Section 4.02(m).

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other monetary obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment of such Indebtedness or other monetary obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Parties” shall have the meaning assigned to such term in the Holdings Guaranty and the Subsidiary Guaranty.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, excluding spot foreign exchange transactions.

“Holdings” shall have the meaning assigned to such term in the introductory statement hereto.

“Holdings Guaranty” shall mean the guaranty made by Holdings in favor of the Guaranteed Parties, substantially in the form of Exhibit E-1.

“Inactive Subsidiary” shall mean any Subsidiary that (a) does not conduct any business operations, (b) when taken together with all other Subsidiaries so designated, does not have assets with a fair market value in the aggregate in excess of 1.50% of the Consolidated Net Tangible Assets and (c) does not have any Indebtedness outstanding.

“Incremental Revolving Commitments” shall mean the Incremental Commitments (as defined in the ABL Credit Agreement).

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $100,000,000 over (b) the sum of (x) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.22 and (y) the aggregate amount of Incremental Revolving Commitments established prior to such time.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.22, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and, if not paid, after becoming due and payable, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligation of the applicable seller and (iv) any Indebtedness defeased by such Person or by any subsidiary of such Person), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such Person in respect of Disqualified Stock of such Person or any other Person, (l) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. The amount of Indebtedness of any

Person for purposes of clause (f) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intercreditor Agreements” shall mean, collectively, the ABL Intercreditor Agreement and the Collateral Trust Agreement.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” shall mean (a) with respect to any ABR Term Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6, or if available to all Lenders, 9 or 12 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” shall mean the U.S. Internal Revenue Service or any successor agency thereto.

“Lead Arrangers” shall mean Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Deutsche Bank Securities Inc., in their capacity as joint bookrunners and joint lead arrangers in respect of the Term Facility.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance or an Incremental Term Loan Assumption Agreement.

“Leverage Ratio” shall mean, on any date, the ratio of (a) an amount equal to the excess of (i) Total Debt on such date over (ii) the lesser of (A) $50,000,000 and (B) the aggregate amount of unrestricted cash and Permitted Investments that are included in the consolidated balance sheet of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Holdings Guaranty, the Subsidiary Guaranty, the Security Documents, each Incremental Term Loan Assumption Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other document executed in connection with the foregoing.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Guarantors.

“Loans” shall mean Term Loans and Other Term Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, financial condition or operating results of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Material Owned Real Property” shall have the meaning assigned to such term in Section 3.20(a).

“Material Lease” shall have the meaning assigned to such term in Section 3.20(b).

“Maturity Date” shall mean June 16, 2016.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger Agreement” shall have the meaning assigned to such term in the preliminary statements hereto.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(g) or pursuant to Section 5.12, each substantially in the form of Exhibit F.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate currently makes or is obligated to make contributions or to which the Borrower or any ERISA Affiliate has made or was obligated, within the preceding five years, to make contributions.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including (x) cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received, (y) in the case of a casualty, insurance proceeds and (z) in the case of a condemnation or similar event, condemnation awards and similar payments), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than (x) any such Indebtedness assumed by the purchaser of such asset, (y) Indebtedness under the Loan Documents and (z) Indebtedness under the Senior Secured Note Documents); provided, however, that, if (A) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Subsidiaries within the time period specified in this definition, (B) pending reinvestment, such proceeds in respect of Term/Notes Priority Collateral (as defined in the ABL Intercreditor Agreement) in excess of $20,000,000 shall be segregated from the other funds of the Borrower and its Subsidiaries in a deposit account subject to a control agreement in favor of the Collateral Trustee and (C) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used (1) within 365 days following the receipt of such proceeds, at which time such proceeds shall be deemed to be Net Cash Proceeds or (2) if the Borrower or the relevant Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days following the receipt thereof, within 180 days following the date of such legally binding commitment; (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Purchase Price Adjustment, the cash proceeds received by or paid to or for the account of Super Holdco.

“Obligations” shall mean all obligations defined as “Term Loan Obligations” in the Security Agreement.

“OFAC” shall have the meaning assigned to such term in Section 3.25.

“OID” shall have the meaning assigned to such term in Section 2.22(b).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Security Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.05(a)(iv).

“Permitted Incremental Revolving Commitment Amount” shall mean, at any time, an amount equal to the excess of $100,000,000 over the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.22.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean:

(a) each of Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd;

(b) any Affiliate or Related Party of any Person specified in clause (a), other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”; and

(c) any Person both the Equity Interests of such Person and the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such Person of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (a) and (b).

“Permitted Refinancing” shall mean, with respect to any Indebtedness of any Person, any refinancing, refunding, renewal or extension of such Indebtedness of such Person to the extent the principal amount of such Indebtedness is not increased (other than to finance accrued interest thereon, any premium payable in respect thereof and cost and expense incurred therewith), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the obligors in respect of such Indebtedness remain the only obligors thereon except that Holdings may guarantee such refinancing Indebtedness on an unsecured basis.

“Permitted Specified Refinancing” shall mean, with respect to the Subordinated Notes, any refinancing, refunding, renewal or extension of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (other than to finance accrued interest thereon, any premium payable in respect thereof and cost and expense incurred therewith), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness constitutes senior unsecured Indebtedness of the obligor, and the obligors in respect of such Indebtedness remain the only obligors thereon except that Holdings may guarantee such refinancing Indebtedness on an unsecured basis.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Prepayment Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Purchase Price Adjustment” shall have the meaning assigned to such term in Section 2.13(d).

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11(a).

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Term Loan Commitments and Incremental Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and unused Term Loan Commitments and Incremental Term Loan Commitments at such time; provided, however, that any Loans or Commitments held by Holdings or the Permitted Investors in their capacity as Lenders shall be disregarded in the determination of the Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary.

“Russell Hobbs” shall have the meaning assigned to such term in the preliminary statements hereto.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“SEC” means the Securities and Exchange Commission, and any successor agency thereto.

“Secured Leverage Ratio” shall mean, on any date, the ratio of (a) an amount equal to the excess of (i) Total Debt that is secured by a Lien on any asset of the Borrower or any of its Subsidiaries on such date over (ii) the lesser of (A) $50,000,000 and (B) the aggregate amount of unrestricted cash and Permitted Investments that are included in the consolidated balance sheet of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Secured Parties” shall have the meaning assigned to the term “Secured Parties” in the Collateral Trust Agreement.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Security Agreement” shall mean the Security Agreement, substantially in the form of Exhibit D, among the Borrower, the Guarantors and the Collateral Trustee for the benefit of the Secured Parties, together with each other security agreement and security agreement supplement pursuant to Section 5.12.

“Security Documents” shall mean the Mortgages, the Security Agreement, the Collateral Trust Agreement, the ABL Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Senior Secured Note Documents” shall mean the Senior Secured Note Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Secured Notes or providing for any Guarantee or other right in respect thereof.

“Senior Secured Note Indenture” shall mean that certain Indenture dated as of June 16, 2010, among Spectrum, as issuer, the guarantors party thereto and US Bank, National Association, as trustee.

“Senior Secured Note Indenture Trustee” shall mean the trustee under the Senior Secured Note Indenture.

“Senior Secured Notes” shall mean Spectrum’s 9.50% Senior Secured Notes due 2018 issued pursuant to the Senior Secured Note Indenture.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted on such date and is proposed to be conducted following such date.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Term Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Note Documents” shall mean the indenture under which the Subordinated Notes are issued and all other instruments, agreements and other documents evidencing or governing the Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Subordinated Notes” shall mean Spectrum’s 12% Senior Subordinated Toggle Notes due 2019.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary that is or becomes a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” shall mean the guaranty made by the Subsidiary Guarantors in favor of the Guaranteed Parties, substantially in the form of Exhibit E-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.12.

“Super Holdco” shall have the meaning assigned to such term in the preliminary statements hereto.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than Holdings, the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or other equity-based plan providing for payments only to current or former directors, officers, consultants, advisors or employees of Holdings, the Borrower, the Subsidiaries or their respective Affiliates (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility” shall mean the term loan facility provided for by this Agreement.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Loan Commitments.

“Term Loan Repayment Dates” shall mean the Repayment Dates and the Incremental Term Loan Repayment Dates.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a). Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding (1) Indebtedness of the type described in clause (i), clause (j), clause (k), clause (l) and clause (m) of the definition of such term, except, in the case of such clause (j), to the extent any Hedging Agreement has been terminated and the obligations thereunder have not been settled, in the case of such clause (k), to the extent the specified payment obligations in respect of such Equity Interests are then due and payable and, in the case of such clauses (l) and clause (m), to the extent of any unreimbursed drawings thereunder and (2) Guarantees if the guaranteed Indebtedness is already included).

“Transaction Expenses” shall mean fees and expenses payable or otherwise borne by the Borrower and its Subsidiaries in connection with the Transactions and incurred before, or on or about, the Closing Date, including the costs of legal and financial advisors to the Borrower and the agents or trustees under this Agreement, the ABL Credit Agreement and the Senior Secured Note Indenture and prepayment fees and penalties in connection with the prepayment of the existing Indebtedness of the Borrower and its Subsidiaries on or about the Closing Date.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Acquisition, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (c) the execution, delivery and performance by Holdings, the Borrower and the Subsidiaries party thereto of the Senior Secured Note Documents and the issuance of the Senior Secured Notes, (d) the execution, delivery and performance by Holdings, the Borrower and the Subsidiaries party thereto of the ABL Documents to which they are party, (e) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Facilities and (f) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.20(e)(iii).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal by the Borrower or an ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” shall have the meaning assigned to such term in Section 2.22(b).

Section 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document, any ABL Loan Document or any Senior Secured Note Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement and the other Loan Documents, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 6 or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.03. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement (other than for purposes of Section 4.02(q)) shall include only those adjustments that would be (a) permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions and (b) required by the definition of Consolidated EBITDA.

Section 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Other Term Loan”) or by Type (e.g., a “Eurodollar Term Loan”) or by Class and Type (e.g., a “Eurodollar Other Term Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.05. Designation as Senior Debt. The Loans and other Obligations are hereby designated as “Senior Debt” for all purposes of the Subordinated Note Documents.

Section 1.06. Currency Equivalents Generally. Unless otherwise set forth herein, any amount specified in this agreement in Dollars shall include the Equivalent in Dollars of such amount in any foreign currency and if any amount described in this Agreement is comprised of amounts in Dollars and amounts in one or more foreign currencies, the Equivalent in Dollars of such foreign currency amounts shall be used to determine the total. For purposes of this Section 1.06, “Equivalent” in Dollars of any foreign currency on any date means the equivalent in Dollars of such foreign currency by using the applicable spot rate set forth on the Bloomberg Cross Currency Rates Page for such currency.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(a) Each Lender having an Incremental Term Loan Commitment pursuant to Section 2.22, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

Section 2.02. Loans. (a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender). The Term Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(a) Subject to Sections 2.08 and 2.15 each Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(b) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement.

Section 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or an Incremental Term Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Term Loan Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02; provided, further, that the Borrowing Request in respect of the initial Term Loans may, if expressly so stated therein, be contingent upon the consummation of the Acquisition (provided that any such Borrowing Request that contains such contingency shall be permitted only in respect of an ABR Borrowing). If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with their terms.

(d) Any Lender may request that Term Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05. Fees. (a) The Borrower shall pay (i) to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein, (ii) to the Collateral Trustee, for its own account, such fees as have been separately agreed in writing in the amounts and at the times so specified and (iii) to the Administrative Agent for the account of the relevant Lenders such fees as shall have been separately agreed between the Borrower and the joint bookrunners and joint lead arrangers in respect of this Agreement in the amounts and at the times so agreed.

(a) In the event that the Term Loans are prepaid in whole or in part pursuant to Section 2.12(a), or in the event of an assignment of Term Loans pursuant to Section 2.21(a)(iv), in each case, on or prior to the one year anniversary of the Closing Date, the Borrower shall pay to the relevant Lenders a prepayment fee (the “Prepayment Fee”) equal to 1.00% of the principal amount so prepaid or assigned.

(b) All such Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Collateral Trustee, as the case may be. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Term Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(a) Subject to the provisions of Section 2.07, the Term Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b) Interest on each Term Loan shall be payable on the Interest Payment Dates applicable to such Term Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Term Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall automatically (without the need of any vote by the Required Lenders) bear interest (after as well as before judgment), payable on demand, (i) in the case of principal, at the rate otherwise applicable to such Term Loan pursuant to Section 2.06 plus 2.00% per annum and (ii) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Term Loan plus 2.00% per annum.

Section 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Term Loan Assumption Agreement) shall automatically terminate upon the making of the Term Loans on the Closing Date. Notwithstanding the foregoing, all the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on August 12, 2010, if the initial Credit Event shall not have occurred by such time.

(a) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments; provided, however, that each partial reduction of the Term Loan Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.

(b) Each reduction in the Term Loan Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments.

Section 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) until the Administrative Agent shall have notified the Borrower that the primary syndication of the Term Loan Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;

(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Term Loan of such Lender resulting from such conversion and reducing the Term Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Term Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(b) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(i) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(ii) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(iii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans or Other Term

Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

(iv) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Term Loan may be converted into, or continued as, a Eurodollar Term Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as an ABR Borrowing.

Section 2.11. Repayment of Term Borrowings. (a) (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Loans other than Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) and 2.22(d)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
March 31, 2011	$4,687,500
June 30, 2011	$4,687,500
September 30, 2011	$4,687,500

Repayment Date	Amount
December 31, 2011	$4,687,500
March 31, 2012	$9,375,000
June 30, 2012	$9,375,000
September 30, 2012	$9,375,000
December 31, 2012	$9,375,000
March 31, 2013	$9,375,000
June 30, 2013	$9,375,000
September 30, 2013	$9,375,000
December 31, 2013	$9,375,000
March 31, 2014	$9,375,000
June 30, 2014	$9,375,000
September 30, 2014	$9,375,000
December 31, 2014	$9,375,000
March 31, 2015	$9,375,000
June 30, 2015	$9,375,000
September 30, 2015	$9,375,000
December 31, 2015	$9,375,000
March 31, 2016	$9,375,000
Maturity Date	$571,875,000

(i) The Borrower shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) In the event and on each occasion that the Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(c) To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Maturity Date and the Incremental Term Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12. Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Term Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Term Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(a) Voluntary prepayments of Loans shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13. Mandatory Prepayments. (a) Not later than the third Business Day following the receipt of Net Cash Proceeds by any Loan Party in respect of one or more Asset Sales in an aggregate amount in excess of $2,000,000, the Borrower shall apply the Pro Rata Share of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(e), it being understood and agreed that the Borrower shall make an offer to the holders of the Senior Secured Notes to purchase the Senior Secured Notes in an aggregate amount equal to the remaining balance of such Net Cash Proceeds in accordance with the terms of the Senior Secured Note Indenture. For purposes hereof, “the Pro Rata Share” of Net Cash Proceeds received with respect to any Asset Sale at any time means the percentage of the aggregate principal amount of the Loans and the Senior Secured Notes outstanding at such time represented by the aggregate principal amount of the Loans outstanding at such time.

(a) No later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on September 30, 2011, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Loans in accordance with Section 2.13(e) in an aggregate principal amount equal to (x) 50% of Excess Cash Flow for the fiscal year then ended minus (y) voluntary prepayments of Loans under Section 2.12 during such fiscal year but only to the extent that such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness; provided that such percentage shall be reduced to 25% if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 3.2:1.

(b) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01, except for Section 6.01(b)(ii) as to which the mandatory prepayment requirement of this Section 2.13(c) shall apply), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(e).

(c) In the event that Super Holdco or any Loan Party shall receive Net Cash Proceeds in respect of any purchase price adjustment relating to the Acquisition (a “Purchase Price Adjustment”), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by any such Person, cause an amount equal to 100% of such Net Cash Proceeds to be applied to prepay outstanding Loans in accordance with Section 2.13(e).

(d) Mandatory prepayments of outstanding Loans under this Agreement shall be allocated pro rata between the Term Loans and the Other Term Loans and applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans and the Other Term Loans under Sections 2.11(a)(i) and (ii) respectively, except to the extent the terms of any Incremental Term Loans provide for a less favorable treatment of any Other Term Loans.

(e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three

Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Term Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Term Loan or increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(a) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(c) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Term Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Term Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Term Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Term Loans will not thereafter (for such duration) be converted into Eurodollar Term Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Term Loan (or a request to continue an ABR Term Loan as such for an additional Interest Period or to convert a Eurodollar Term Loan into an ABR Term Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Term Loans made by it be converted to ABR Term Loans, in which event all such Eurodollar Term Loans shall be automatically converted to ABR Term Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Term Loans that would have been made by such Lender or the converted Eurodollar Term Loans of such Lender shall instead be applied to repay the ABR Term Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Term Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Term Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Term Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.16. Breakage. The Borrower shall indemnify each Lender against any loss (other than any lost profit or margin) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Term Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Term Loan to an ABR Term Loan, or the conversion of the Interest Period with respect to any Eurodollar Term Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Term Loan to be made by such Lender (including any Eurodollar Term Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Term Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Term Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Term Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.17. Pro Rata Treatment. Subject to Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing made by or on behalf of the Borrower, each payment of interest on the Loans made by or on behalf of the Borrower, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower to a Lender in its capacity as such pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(a) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

Section 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(a) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Any Lender that is entitled to an exemption from or reduction of any withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower and, if necessary, the IRS or other Governmental Authority (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Such Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered documentation to the Borrower or, if applicable, the IRS or other Governmental Authority. Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower, Administrative Agent and, if necessary, the IRS or other Governmental Authority (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter (i) if such Foreign Lender shall determine that any applicable form or certification has expired or will then expire or has or will then become obsolete or incorrect or that an event has occurred that requires or will then require a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent and (ii) upon the request of the Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) duly completed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code: (x) a certificate substantially in the form of Exhibit L (any such certificate, a “United States Tax Compliance Certificate”) to the effect that such Foreign Lender is not: (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN;

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), duly completed copies of IRS Form W-8IMY, accompanied by duly completed IRS Form W-8ECI, IRS Form W-8BEN, a United States Tax Compliance Certificate, IRS Form W-9 or other required documentation from each beneficial owner, as applicable (together with, if applicable, duly completed copies of IRS Form W-8IMY of any upper-tier non-beneficial owner of such Foreign Lender); or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction of United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(e) If a Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over the amount of such refund to the Borrower, net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such taxation authority; provided, further, that this subsection shall not be construed to require such Lender or the Administrative Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Term Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the

Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(a) If (i) any Lender shall request compensation under Section 2.14 or (ii) any Lender delivers a notice described in Section 2.15, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

Section 2.22. Incremental Term Loans. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Loan Amount from one or more Incremental Term Lenders, all of which must be Eligible

Assignees. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(a) The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith. The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except as otherwise set forth herein or in the Incremental Term Loan Assumption Agreement. Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Maturity Date, (ii) the average life to maturity of the Other Term Loans shall be no shorter than the average life to maturity of the Term Loans and (iii) if (A) the initial yield on such Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the adjusted LIBO Rate on such Other Term Loans, (y) the difference (if positive) between any LIBOR floor and the adjusted LIBO Rate applicable to such Other Term Loans and (z) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee (other than any fee paid to an institution to arrange, underwrite or place such Other Term Loans, so long as such fee is not shared with any Incremental Term Lender solely in their capacity as such) directly or indirectly from Holdings, the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (1) the average life to maturity of such Other Term Loans and (2) four) exceeds (B) the sum of (x) the Applicable Margin then in effect for Eurodollar Term Loans and (y) the difference (if positive) between any LIBOR floor and the Adjusted LIBO Rate (without giving effect to clause (a) in the definition of Adjusted LIBO Rate) then in effect for Eurodollar Term Loans (the amount of such excess of clause (A) over clause (B) being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(b) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.22 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, and (iii) the Borrower would be in compliance with the covenants set forth in Sections 6.11 and 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to the date of such effectiveness for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect to the borrowing of such Incremental Term Loans and to any other event occurring after such period as to which pro forma recalculation is appropriate as if such Incremental Term Loans had been made as of the first day of such period.

(c) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis. Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i)

required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

Section 3.01. Organization; Powers. Holdings, the Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

Section 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created under the Security Documents, the ABL Documents or the Senior Secured Note Documents).

Section 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

Section 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

Section 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders the consolidated (and, to the extent available, consolidating) statements of financial position, operations, shareholders’ equity and comprehensive income and cash flows of Spectrum (i) as of and for the fiscal year ended September 30, 2009, the fiscal year ended September 30, 2008 and the fiscal year ended September 30, 2007, in each case (other than in respect of any consolidating financial statements) audited by and accompanied by the opinion of KPMG LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended April 4, 2010, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of Spectrum and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Spectrum and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(a) The Borrower has heretofore furnished to the Lenders the consolidated (and, to the extent available, consolidating) balance sheets and related statements of operations, stockholders’ equity and cash flows of Russell Hobbs (i) as of and for the fiscal year ended June 30, 2009, the fiscal year ended June 30, 2008 and the fiscal year ended June 30, 2007, in each case (other than in respect of any consolidating financial statements) audited by and accompanied by the opinion of Grant Thornton LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2010, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of Russell Hobbs and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Russell Hobbs and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income, stockholder’s equity and cash flows as of and for the 12-month period ended March 31, 2010, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

Section 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of Holdings, the Borrower and the Subsidiaries, taken as a whole, since April 4, 2010.

Section 3.07. Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business in substantially the same manner as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02.

(a) Each of Holdings, the Borrower and the Subsidiaries has complied in all material respects with all material obligations under all Material Leases to which it is a party and all such leases are in full force and effect. Each of Holdings, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such Material Leases.

(b) As of the Closing Date, neither Holdings nor the Borrower has received any notice of, nor has any knowledge of, any pending or contemplated material condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(c) As of the Closing Date, none of Holdings, the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

Section 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents, the ABL Documents or the Senior Secured Note Documents).

Section 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(a) None of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(b) Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed.

Section 3.10. Agreements. (a) None of Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(a) None of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Federal Reserve Regulations. (a) None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(a) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.12. Investment Company Act. None of Holdings, the Borrower or any Subsidiary is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.13. Use of Proceeds. The Borrower will (a) use the proceeds of the Term Loans only for the purposes specified in the introductory statement to this Agreement and (b) use the proceeds of Incremental Term Loans only for the purposes specified in the applicable Incremental Term Loan Assumption Agreement.

Section 3.14. Tax Returns. Each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all material Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it on such returns, except taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

Section 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

Section 3.16. Employee Benefit Plans. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code except for non-compliances which, in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 3.16, no ERISA Event has occurred within the past five years or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

(a) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except for non-compliances which, in the aggregate, would not have a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Holdings, the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As of the Closing Date, the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $75,000,000 the fair market value of the assets of all such Foreign Pension Plans.

Section 3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(a) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for the Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

Section 3.19. Security Documents. (a) The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Security Agreement) is delivered to the Collateral Trustee, the Lien created under Security Agreement shall constitute a fully perfected and, subject to the ABL Intercreditor Agreement, first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person (other than as set forth in the ABL Intercreditor Agreement and Liens permitted hereby), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Security Agreement with respect to Collateral that may be perfected by filing a financing statement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Security Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 6.02 that by operation of law or contract are prior and superior in right to the Liens securing the Obligations.

(a) Upon the recordation of the Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Trustee) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(b) The Mortgages are effective to create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 that by operation of law or contract are prior and superior in right to the Liens securing the Obligations and except for any Liens or encumbrances shown on title insurance policies.

Section 3.20. Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Loan Parties with a fair market value greater than $2,000,000 (each, a “Material Owned Real Property”) and the addresses thereof. The Loan Parties own in fee all the real property set forth on Schedule 3.20(a).

(a) Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Loan Parties that is material to the business or operations of the Loan Parties and could not be readily replaced on terms not materially less favorable to the lessee (each, a “Material Lease”) and the addresses thereof. The Loan Parties have valid leases in all the real property set forth on Schedule 3.20(b).

Section 3.21. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened except as could not reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries within the past five years have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters except as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.21, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

Section 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Term Loan and after giving effect to the application of the proceeds of each Term Loan, Holdings and its subsidiaries, taken as a whole, are Solvent.

Section 3.23. Transaction Documents. Neither Holdings, the Borrower nor any Loan Party or, to the knowledge of Holdings, the Borrower or each Loan Party, any other Person party thereto is in default in the performance or compliance with any material provisions of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). The Merger Agreement complies in all material respects with all applicable laws.

Section 3.24. Senior Indebtedness. The Obligations constitute “Senior Debt” under and as defined in the Subordinated Note Documents.

Section 3.25. Sanctioned Persons. None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 3.26. Foreign Corrupt Practices Act. Each of Holdings and the Borrower and their respective directors, officers, agents, employees, and any person acting for or on behalf of Holdings or the Borrower has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable anti-bribery or anti-corruption law, and it and they have not made, offered, promised, or authorized, and will not make, offer, promise or authorize, whether directly or indirectly, any payment of anything of value to: (a) an executive, official, employee or agent of a governmental department. agency or instrumentality, (b) a director, officer. employee or agent of a wholly or partially government-owned or -controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official. employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”) while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (i) influencing any act. decision or failure to act by a Government Official in his or her official capacity, (ii) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (iii) securing an improper advantage; in order to obtain, retain. or direct business.

ARTICLE 4

CONDITIONS OF LENDING

The obligations of the Lenders to make Term Loans hereunder are subject to the satisfaction of the following conditions:

Section 4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b) The representations and warranties set forth in Article 3 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; provided that the only representations relating to Spectrum and its business on the one hand and Russell Hobbs and its business on the other hand, the making of which shall be a condition to a Credit Event on the Closing Date shall be (i) such of the representations made by or on behalf of Spectrum or Russell Hobbs, as the case may be, in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that a condition to the obligations of Russell Hobbs or Spectrum, as the case may be, to consummate the transactions contemplated by the Merger Agreement is not, prior to the time that Russell Hobbs or Spectrum, as the case may be, would have the right to terminate the Merger Agreement, satisfied as a result of a breach of such representations in the Merger Agreement and (ii) the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.11, 3.12, 3.19, 3.22 and 3.24 of this Agreement.

(c) At the time of and immediately after such Credit Event (and subject to the proviso to paragraph (b) above in the case of a Credit Event on the Closing Date), no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Collateral Trustee, a favorable written opinion of (i) Sutherland Asbill & Brennan LLP, counsel for Holdings and the Borrower, substantially to the effect set forth in Exhibit J-1, and (ii) each local counsel listed on Schedule 4.02(a), substantially to the effect set forth in Exhibit J-2, in each case (A) dated the Closing Date and (B) addressed to the Administrative Agent, the Lenders and the Collateral Trustee, and Holdings and the Borrower hereby request such counsel to deliver such opinions.

(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or equivalent organizational document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, operating agreement or similar governing document of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request.

(c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(d) The Administrative Agent, the Collateral Trustee, the Lead Arrangers and the Lenders shall have received all applicable Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(e) (i) Holdings Guaranty and the Subsidiary Guaranty shall have been duly executed by each Loan Party that is to be a party thereto, (ii) the Security Documents shall have been duly executed by the Collateral Trustee and each Loan Party that is to be a party thereto and (iii) the ABL Intercreditor Agreement and the Collateral Trust Agreement shall have been duly executed by each Person that is to be a party thereto and, in each case, shall be in full force and effect on the Closing Date. Upon the proper filing and recordation, as applicable, of financing statements and other Security Documents, the Collateral Trustee on behalf of the Secured Parties will have a perfected security interest in the Collateral of the type and priority described in each Security Document.

(f) The Collateral Trustee shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Holdings and the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Trustee that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(g) (i) Each of the Security Documents, in form and substance reasonably satisfactory to the Administrative Agent, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Trustee and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02, (iii) (A) each of such Security Documents shall have been filed and recorded in the recording office as specified on Schedule 3.19(c) and, in connection therewith, the Collateral Trustee shall have received evidence satisfactory to it of each such filing and recordation or (B) a lender’s title insurance policy, in form and substance acceptable to the Collateral Trustee, insuring such Security Document as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.02) shall have been received by the Collateral Trustee, and (iv) the Collateral Trustee shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company in an amount not to exceed 110% of the fair market value of such mortgaged property, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Collateral Trustee and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02, together with such surveys and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Trustee or the Administrative Agent.

(h) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Trustee as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(i) The Acquisition shall have been, or substantially simultaneously with the initial funding of Term Loans on the Closing Date shall be, consummated in accordance with applicable law and on the terms described in the Merger Agreement, without giving effect to any amendments thereto or waivers or consents that, in any such case, are materially adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed). The Administrative Agent shall have received copies of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto) and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct.

(j) The Borrower shall have received gross cash proceeds of not less than $750,000,000 from the issuance of the Senior Secured Notes. The terms and conditions of the Senior Secured Notes and the provisions of the Senior Secured Note Documents to the extent not consistent with the terms of the Commitment Letter dated as of February 9, 2010 shall be satisfactory to the Administrative Agent and the Lead Arrangers. The Administrative Agent shall have received copies of the Senior Secured Note Documents, certified by a Financial Officer as being complete and correct.

(k) The ABL Credit Agreement shall have become effective and the Borrower shall have borrowed not more than $100,000,000 in revolving loans thereunder. The terms and conditions of the ABL Credit Agreement and the provisions of the ABL Documents to the extent not consistent with the terms of the Commitment Letter dated as of February 9, 2010 shall be satisfactory to the Administrative Agent and the Lead Arrangers. The Administrative Agent shall have received copies of the ABL Documents, certified by a Financial Officer as being complete and correct.

(l) All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Facilities shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) the Senior Secured Notes, (c) Indebtedness outstanding under the ABL Credit Agreement, (d) the Subordinated Notes and (e) Indebtedness set forth on Schedule 6.01.

(m) The Lenders shall have received the financial statements and opinion referred to in, and prepared in accordance with, Section 3.05, none of which shall demonstrate a material adverse change in the financial condition of the Borrower or Russell Hobbs from (and shall not otherwise be materially inconsistent with) the financial statements or forecasts previously provided to the Lenders.

(n) The Administrative Agent shall have received a certificate from the chief financial officer of Holdings in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are Solvent.

(o) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(p) The Lenders shall have received at least 5 Business Days prior to the Closing Date (unless otherwise agreed by the Lead Arrangers), to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(q) The Administrative Agent and the Lead Arrangers shall be satisfied that the ratio of (i) Total Debt (excluding Subordinated Notes) as of the Closing Date after giving effect to the Transactions to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters mostly recently ended prior to the Closing Date (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers, and with such further adjustments as set forth in a schedule previously agreed to by the Administrative Agent, the Lead Arrangers and the Borrower, in each case to give pro forma effect to the Transactions as if they had occurred at the beginning of such four-fiscal quarter period), shall be no more than 3.8:1.0.

(r) The Borrower shall have received a public corporate credit rating of B- or higher by S&P and a public corporate family rating of B3 or higher by Moody’s, in each case with no negative outlook, and each of the Term Facility and the Senior Secured Notes shall have received a rating of B- or higher by S&P and B3 or higher from Moody’s, in each case with no negative outlook.

(s) There shall not have occurred any event, change or condition (i) since June 30, 2009 that, individually or in the aggregate has had, or could reasonably be expected to have, a Closing Date Russell Hobbs Material Adverse Effect and (ii) since September 30, 2009 that, individually or in the aggregate has had, or could reasonably be expected to have, a Closing Date Spectrum Material Adverse Effect.

ARTICLE 5

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and (except in the case of Section 5.04) will cause each of the Subsidiaries to:

Section 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(a) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all material applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

Section 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(a) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Trustee, which endorsement shall provide that, subject to the Intercreditor Agreements from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Trustee of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Trustee; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Trustee nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Trustee may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Trustee; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Trustee (giving the Administrative Agent and the Collateral Trustee the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Trustee; deliver to the Administrative Agent and the Collateral Trustee, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Trustee) together with evidence satisfactory to the Administrative Agent and the Collateral Trustee of payment of the premium therefor.

(b) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Trustee or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Trustee or the Required Lenders may from time to time require.

(c) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Trustee as an additional insured, on forms reasonably satisfactory to the Collateral Trustee.

(d) Notify the Administrative Agent and the Collateral Trustee promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Trustee a duplicate original copy of such policy or policies.

Section 5.03. Obligations and Taxes. Pay its material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such

Indebtedness, obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property during the pendency of such contest.

Section 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) within the later of (i) 90 days after the end of each fiscal year or (ii) by the date the following statements would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available under Rule 12b-25 of the Securities Exchange Act of 1934 for the filing of such statements), its statements of financial position, operations, shareholders’ equity and comprehensive income and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by KPMG, LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(b) within the later of (i) 45 days after the end of each of the first three fiscal quarters of each fiscal year or (ii) by the date the following statements would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available under Rule 12b-25 of the Securities Exchange Act of 1934 for the filing of such statements), its consolidated statements of financial position, operations and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and, other than with respect to quarterly reports during the remainder of the first fiscal year after the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer in the form of Exhibit K (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that as of the last day of the immediately preceding fiscal year no Event of Default or Default has occurred with respect to Sections 6.10, 6.11 and 6.12 or, if such an Event of Default or Default has occurred, specifying the extent thereof in reasonable detail.

(e) within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(f) promptly after the same become publicly available, copies of, or links to copies of, all periodic and other reports, proxy statements and other materials filed by Super Holdco, Holdings, the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g) promptly after the receipt thereof by Holdings or the Borrower or any of their respective subsidiaries, a copy of any final “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(h) concurrently with any delivery of monthly financial statements required to be delivered under the ABL Credit Agreement, copies of such monthly financial statements;

(i) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(j) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically and, if so delivered, shall be deemed to have been delivered to the Administrative Agent and the Lenders on the date on which (i) the Borrower posts such documents, or provides a link thereto, on its principal publicly accessible website or (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (which may be a commercial or a third party website or a website sponsored by the Administrative Agent; provided that the Borrower shall notify the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.

Section 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the occurrence of any “Default” or “Event of Default” under and as each is defined in the ABL Credit Agreement, the Senior Secured Note Indenture or the Subordinated Note Documents;

(c) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(d) (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $10,000,000 and (ii) the occurrence of any Foreign Benefit Event that, alone or together with any other Foreign Benefit Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, and in each case, Holdings, the Borrower or the applicable Subsidiary will also furnish to the Administrative Agent and each Lender a statement of its financial officer setting forth the details as to such ERISA Event(s) or Foreign Benefit Event(s) (as applicable) and the action, if any, that such entity proposes to take with respect thereto;

(e) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(f) any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Term Facility by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Term Facility on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Term Facility; and

(g) the occurrence of any material fraud that involves management employees who have a significant role in the internal controls over financial reporting of the Loan Parties, in each case, as described in Securities Laws.

Section 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Trustee to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(a) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Sections 1, 2(a), 2(c), and 7 through 14 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this.

Section 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep all financial records in accordance with GAAP. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent or its designee on behalf of the Lenders may exercise this right under this Section 5.07 and the Administrative Agent or its designee shall not exercise such rights more often than twice during any calendar year at the Borrower’s expense.

(a) In the case of Holdings and the Borrower, use commercially reasonable efforts to maintain a public rating of the Term Facility by each of S&P and Moody’s, and in the case of the Borrower, use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower.

Section 5.08. Use of Proceeds. Use the proceeds of the Term Loans only for the purposes specified in the introductory statement to this Agreement.

Section 5.09. Employee Benefits. Except for non-compliances which, in the aggregate, would not have a Material Adverse Effect, cause any: (a) Plans to be in compliance in all material respects with the applicable provisions of ERISA and the Code and (b) any Foreign Pension Plans to be in compliance in all material respects with the laws applicable to any such Foreign Pension Plans.

Section 5.10. Compliance with Environmental Laws. Comply, and cause all lessees and other Person occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance in all material respects with Environmental Laws; provided, however, that none of Holdings, the Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.11. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without Holdings, the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

Section 5.12. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Trustee may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to the ABL Intercreditor Agreement and Liens permitted hereby) of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Domestic Subsidiary to become a Loan Party by executing (x) the Subsidiary Guaranty in favor of the Guaranteed Parties and the Security Agreement and (y) each applicable Security Document in favor of the Collateral Trustee. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Domestic Subsidiaries (including Material Owned Real Property and other properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Trustee, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies, lien searches and appraisals or other evidence of valuation) as the Collateral Trustee shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Trustee shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any Material Owned Real Property not later than ten (10) Business Days after such acquisition.

Section 5.13. Proceeds of Certain Dispositions. If, as a result of the receipt of any cash proceeds by the Borrower or any Subsidiary in connection with any sale, transfer, lease or other disposition of any asset the Borrower would be required by the terms of the Subordinated Note Documents to make an offer to purchase any Subordinated Notes, then, in the case of the Borrower or any Subsidiary, prior to the first day on which the Borrower would be required to commence such an offer to purchase, (i) prepay Term Loans in accordance with Section 2.12 or (ii) acquire assets in a manner that is permitted hereby, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

Section 5.14. Compliance with Terms of Material Leaseholds. Make all payments and otherwise perform all obligations in respect of all material leases of real property to which Holdings, the Borrower or any of the Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

ARTICLE 6

NEGATIVE COVENANTS

Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:

Section 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Permitted Refinancing thereof;

(b) (i) Indebtedness created hereunder and under the other Loan Documents and (ii) any Permitted Refinancing thereof; provided that any proceeds of such Permitted Refinancing shall be applied in accordance with Section 2.13(c);

(c) Indebtedness under the ABL Credit Agreement in an aggregate principal amount not to exceed the sum of $300,000,000 and the Permitted Incremental Revolving Commitment Amount, and any Permitted Refinancing thereof;

(d) Indebtedness under the Senior Secured Note Indenture and any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate amount of all Indebtedness incurred pursuant to Section 6.01(b) shall not exceed $1,600,000,000 at any time outstanding;

(e) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c) so long as such Indebtedness is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(f) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(f), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(g), shall not exceed $40,000,000 at any time outstanding;

(g) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(f), not in excess of $40,000,000 at any time outstanding;

(h) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(i) Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount not exceeding $75,000,000 at any time outstanding; and

(j) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Persons becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) immediately after such Person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing;

(k)(i) Indebtedness representing deferred compensation or equity based compensation to current or former officers, directors, consultants advisors or employees of Holdings, the Borrower, any of the Subsidiaries or any of their respective Affiliates incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Holdings, the Borrower or any of the Subsidiaries under deferred compensation or other similar arrangements incurred in connection with any investments, Loans, advances, Restricted Payments or other disbursements permitted hereunder in an aggregate amount for this Section 6.01(k) not to exceed $15,000,000 outstanding at any time;

(l) Indebtedness issued by Holdings, the Borrower or any of the Subsidiaries to current and former officers, directors, consultants, advisors and employees of Holdings, the Borrower, any of the Subsidiaries or any of their respective Affiliates, in lieu of or combined with cash payments to finance the purchase of Equity Interests of Holdings, the Borrower, any of the Subsidiaries or any of their respective Affiliates, in each case, to the extent such purchase is otherwise permitted hereunder and in an aggregate amount not to exceed $5,000,000 in any fiscal year;

(m) Indebtedness in respect of those Hedging Agreements incurred in the ordinary course of business and consistent with prudent business practice;

(n) Guarantees of Indebtedness of the Borrower or any of the Subsidiaries; provided, such Indebtedness is permitted by another subsection of this Section 6.01;

(o) Guarantees resulting from endorsement of negotiable instruments in the ordinary course of business;

(p) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or the Subsidiaries or in connection with judgments that have not resulted in an Event of Default under Section 7.01(i);

(q) Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(r) Indebtedness consisting of (i) the financing of insurance premiums in the ordinary course of business or (ii) take or pay obligations contained in supply arrangements in the ordinary course of business not to exceed $100,000,000 in the aggregate for this clause (ii);

(s) Indebtedness incurred by the Borrower or any of the Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and other Indebtedness in respect of bankers’ acceptance, letter of credit, warehouse receipts or similar facilities entered into in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within five Business Days following such drawing or incurrence;

(t) any Permitted Specified Refinancing of the Subordinated Notes in accordance with Section 6.09(b)(i)(A)(2);

(u) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above; and

(v) other Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $50,000,000 at any time outstanding.

Section 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and Permitted Refinancings thereof;

(b) any Lien created under the Loan Documents;

(c) any Lien created under the ABL Documents or the Senior Secured Note Documents or the documents evidencing the Permitted Refinancing of the Indebtedness permitted by Section 6.01(b), 6.01(c) and 6.01(d), in each case subject to the ABL Intercreditor Agreement and (other than in the case of the Indebtedness permitted by Section 6.01(c)) the Collateral Trust Agreement;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of Holdings, the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(e) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

(f) Liens of landlords, laborers and employees arising by operation of law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are (i) not overdue for a period of more than thirty (30) days or (ii) being contested in compliance with Section 5.03;

(g) pledges and deposits made in the ordinary course of business (i) in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations, (ii) securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Borrower or any of its Subsidiaries or (iii) pledges that may be required under applicable foreign laws relating to claims by terminated employees and other employee claims;

(h) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)(A) survey exceptions or encumbrances, zoning or other restrictions, easements or reservations, rights of others, utilities and other similar purposes, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and (B) with respect to any Mortgaged Property, Permitted Encumbrances (as defined in the applicable Mortgage);

(j)(i) leases, licenses, subleases and sublicenses granted in the ordinary course of business and that do not (A) interfere in any material respect with the business of the Borrower or any of its material Subsidiaries or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Subsidiaries, or by law to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition to the continuance thereof;

(k) in the case of leased real property, liens to which the fee interest (or any superior interest) on such property is subject;

(l) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Sections 6.01(f) and (g), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(m) judgment Liens securing judgments not constituting an Event of Default under Article 7;

(n) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.01(i);

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) Liens consisting of (i) agreements to sell any property in a Asset Sale permitted under Section 6.05 and (ii) earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into in connection with an investment permitted under Section 6.04;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(r) Liens deemed to exist in connection with investments in repurchase agreements permitted under Section 6.04(b);

(s) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit or commodity trading or brokerage accounts or other funds maintained with a creditor depository institution, provided that such accounts and funds are not primarily intended by the Borrower or any Subsidiary to provide collateral to the depository institution or the commodity intermediary;

(t) Liens that are contractual rights of set-off under agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business; and

(u) other Liens securing liabilities permitted hereunder in an aggregate amount not to exceed $50,000,000 at any time outstanding.

Section 6.03. Sale and Lease-back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05(b) and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

Section 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:

(a)(i) investments by Holdings, the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Borrower and the Subsidiaries and (ii) additional investments by Holdings, the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein) and (B) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed the sum of (x) $15,000,000 and (ii) the aggregate amount of dividends paid, or loans or advances repaid, by the Subsidiaries that are not Loan Parties to, and net Investments made by the Subsidiaries that are not Loan Parties in, the Loan Parties since the Closing Date at any time outstanding;

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided that (i) any such loans and advances shall (A) be unsecured and (B) within 45 days after the Closing Date, be subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d) investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business and (ii) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000;

(f) the Borrower and the Subsidiaries may enter into Hedging Agreements that are not speculative in nature and are intended to protect the Borrower or any Subsidiary from fluctuations in exchange rates, interest rates and commodity or service prices;

(g) Permitted Acquisitions;

(h) investments by the Borrower in Hedging Agreements permitted under Section 6.01(m);

(i) bank deposits made in the ordinary course of business;

(j) promissory notes and other non-cash consideration received in connection with Asset Sales permitted by Section 6.05;

(k) investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(l) investments existing on the date hereof and set forth in Schedule 6.04; and

(m) in addition to investments permitted by paragraphs (a) through (l) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (m) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed the greater of (i) $30,000,000 or (ii) 4.0% of Consolidated Net Tangible Assets at the time of the last such investment in the aggregate.

Section 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that

(i)(A) any Loan Party may transfer or dispose of its assets or property to any other Loan Party, and (B) any Subsidiary that is not a Loan Party may transfer or dispose of its assets or property to the Borrower or any other Subsidiary;

(ii) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business;

(iii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any Wholly Owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (y) any Wholly Owned Subsidiary may merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no Person other than the Borrower or a Wholly Owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party); and

(iv) the Borrower or any Subsidiary may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (A) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, the Borrower or any Subsidiary; (B) the Acquired Entity shall be in a line of business permitted under Section 6.08; and (C) at the time of such transaction (1) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (2) the Borrower would be in compliance with the covenants set forth in Sections 6.11 and 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(c) have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.05(a) occurring after such period) as if such transaction had occurred as of the first day of such period (assuming, for purposes of pro forma compliance with Section 6.12, that the maximum Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the ratio actually provided for in such Section at such time); (3) the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (4) the Borrower shall comply, and shall cause Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents (any acquisition of Acquired Entity meeting all the criteria of this Section 6.05(a) being referred to herein as a “Permitted Acquisition”).

(b) Make any Asset Sale not otherwise permitted under paragraph (a) above, except for:

(i) the transfer or disposition of property pursuant to sale and leaseback transactions; provided that (A) at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing or would result therefrom, (B) the aggregate fair market value of all property disposed of in reliance on this clause shall not exceed $15,000,000 (which amount may, with prior approval by the Administrative Agent, be increased to $25,000,000) since the Closing Date and (C) such transaction is for consideration at least 75% of which is cash or consists of Permitted Investments;

(ii) the transfer of property that is the subject of a Casualty Event upon receipt of insurance or other proceeds arising from such Casualty Event;

(iii) the disposition of investments in joint ventures to the extent required by, or made pursuant to, any buy/sell arrangement or any similar binding arrangement between joint venture parties, in each case, that is in effect on the Closing Date; and

(iv) any Asset Sale as to which (A) at least 75% of the consideration is cash or consists of Permitted Investments, (B) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, (C) at the time of such transaction (1) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (2) the Borrower would be in compliance with the covenants set forth in Sections 6.11 and 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(d) have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.05(b)(iv) occurring after such period) as if such transaction had occurred as of the first day of such period, (D) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this Section 6.05(b)(iv) shall not exceed the greater of (1) $150,000,000 or (2) 19% of Consolidated Net Tangible Assets at the time of the last such Asset Sale in the aggregate and (E) the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent.

Section 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that

(i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders,

(ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may, or the Borrower may make distributions to Holdings (and Holdings may in turn make distributions to Super Holdco) so that Holdings (or Super Holdco) may, repurchase its Equity Interests owned by current and former officers, directors, consultants, advisors or employees of Holdings, the Borrower or the Subsidiaries or make payments to current and former officers, directors, consultants, advisors or employees of Holdings, the Borrower or the Subsidiaries (x) in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to any management incentive plan, equity based compensation plan, equity subscription agreement, equity award agreement, shareholders’ or members’ agreement or other similar agreement, plan or arrangement, or (y) in connection with the retention, promotion, separation from service, death or disability of such individuals, in an aggregate amount for this clause (ii) not to exceed $7,500,000 in any fiscal year,

(iii) the Borrower may make Restricted Payments to Holdings (and Holdings may in turn make Restricted Payments to Super Holdco) in order to allow Holdings and/or Super Holdco to (x) pay Holdings and/or Super Holdco’s administrative expenses and corporate overhead, franchise fees, public company costs (including SEC fees and auditing fees) and customary director fees in an aggregate amount not to exceed $2,000,000 in any calendar year, (y) pay premiums and deductibles in respect of directors and officers insurance policies and excess liability policies obtained from third-party insurers, (z) pay Tax liabilities attributable to Holdings and its subsidiaries in an amount not to exceed the amount of such taxes that would be payable by Holdings and its subsidiaries on a stand-alone basis (if Holdings were a corporation and parent of a consolidated group including its subsidiaries), provided that (A) any payments made pursuant to this clause (z) in any period that are not otherwise deducted in calculating Consolidated Net Income shall be deducted in calculating Consolidated Net Income for such period (and shall be deemed to be a provision for taxes for purposes of calculating Excess Cash Flow for such period) and (B) all Restricted Payments made to Super Holdco or Holdings pursuant to this clause (iii) shall be used by Super Holdco or Holdings, as the case may be, for the purposes specified herein within 20 days of the receipt thereof,

(iv) the Borrower and each of its Subsidiaries may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issuance of new common Equity Interests of such Person (other than any such issuance to the Borrower or a Subsidiary),

(v) the Borrower may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or its Subsidiaries, and

(vi) the Borrower may make other Restricted Payments to Holdings (and Holdings may in turn make such Restricted Payments to Super Holdco) in an aggregate amount not to exceed $40,000,000 in any fiscal year.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, any ABL Document, any Senior Secured Note Document or any Subordinated Note Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder and (D) clause (i) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (y) customary provisions in leases and other contracts restricting the assignment thereof and (z) restrictions and conditions existing on the date hereof and identified on Schedule 6.06 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition).

Section 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties or between or among Foreign Subsidiaries, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except the Borrower or any Subsidiary may (a) engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) subject to compliance with the other terms and conditions of this Agreement, engage in any of the foregoing transactions among the Borrower and the other Subsidiaries so long as such transactions shall be (i) in the ordinary course of business and (ii) consistent with past practices and not materially adverse to the Lenders;

(c) pay customary fees payable to any directors of the Borrower and the Subsidiaries and reimburse reasonable out-of-pocket costs of the directors of the Borrower and the Subsidiaries; (d) enter into employment and severance arrangements with their respective officers and employees in the ordinary course of business; (e) pay customary fees and indemnities to their respective directors, officers and employees in the ordinary course of business; (f) enter into the transactions set forth on Schedule 6.07; (g) make any intercompany investments contemplated by Section 6.04; and (h) enter into transactions otherwise permitted by Section 6.05(a)(i)(B), Section 6.05(a)(iii) and Section 6.06.

Section 6.08. Business of Holdings, Borrower and Subsidiaries. (a) With respect to Holdings, (i) engage in any material activities or hold any material assets or liabilities other than its ownership of the Equity Interests of the Borrower and those activities incidental thereto and (ii) incur any material liabilities other than pursuant to the Security Agreement, the Holdings Guaranty, and the other Loan Documents, the ABL Documents, the Senior Secured Note Documents to which it is a party and any other obligations or liabilities incidental to its activities as a holding company or expressly permitted hereunder.

(a) With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than business conducted or proposed to be conducted by the Borrower and the Subsidiaries on the Closing Date and other businesses complementary, similar or reasonably related, ancillary or incidental thereto or reasonable extensions thereof.

Section 6.09. Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdings, the Borrower or any of the Subsidiaries is outstanding without the prior written consent of the Administrative Agent, except (x) to the extent any of the foregoing is not adverse to the interests of the Lenders under the Loan Documents in any material respect or (y) in connection with any Permitted Refinancing of Indebtedness permitted under Section 6.01 or (ii) any waiver, supplement, modification or amendment of (A) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (B) that certain indemnification agreement dated as of February 9, 2010 between Russell Hobbs and Harbinger Capital Partners Master Fund I, Ltd., in each case to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

(a)(i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, (A) any subordinated Indebtedness, other than in connection with (1) any Permitted Refinancing thereof and (2) any Permitted Specified Refinancing of the Subordinated Notes; provided that (x) in each case, at the time of such transaction after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (y) solely for the purposes of the foregoing clause (2), if and only if the Leverage Ratio would be no greater than 4.00 to 1.00 and the Secured Leverage Ratio would be no greater than 3.50 to 1.00, in each case, as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(d) have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period; and (B) if a Default exist or would result therefrom, any Indebtedness, other than (1) the payment of the Indebtedness created hereunder and under the ABL Credit Agreement and the Senior Secured Notes, (2) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(i) if a Default exists or would result therefrom, pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the applicable obligor’s option be paid in kind or in other securities.

Section 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Fiscal Year Ended	Amount
September 30, 2010 and thereafter	$55,000,000

The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on September 30, 2011, shall be increased (but not decreased) by (a) the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less (b) an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year.

Section 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on a date or during any period set forth below to be less than the ratio set forth opposite such date or period below:

Four Fiscal-Quarter Period Ended	Ratio
September 30, 2010 – June 30, 2011	2.000:1
September 30, 2011 – June 30, 2012	2.125:1
September 30, 2012 – June 30, 2013	2.250:1
September 30, 2013 – June 30, 2014	2.375:1
September 30, 2014 – June 30, 2015	2.500:1
September 30, 2015 – June 30, 2016	2.750:1
September 30, 2016 and thereafter	3.000:1

Section 6.12. Maximum Leverage Ratio. Permit the Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period Ended	Ratio
September 30, 2010 – March 31, 2011	5.250:1
June 30, 2011	5.125:1
September 30, 2011 – June 30, 2012	5.000:1
September 30, 2012 – June 30, 2013	4.500:1
September 30, 2013 – June 30, 2014	4.000:1
September 30, 2014 – June 30, 2015	3.500:1
September 30, 2015 – June 30, 2016	3.250:1
September 30, 2016 – June 30, 2017	3.000:1
September 30, 2017 and thereafter	2.750:1

Section 6.13. Fiscal Year. With respect to Holdings and the Borrower, change their fiscal year-end to a date other than September 30.

Section 6.14. Certain Equity Securities. Except as permitted by Section 6.01, issue any Equity Interest that is not Qualified Capital Stock.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in (i) Section 5.01(a) (with respect to the Borrower or Holdings) or 5.08 or in Article 6 or (ii) Section 5.04(a), 5.04(b) or 5.05 and, in the case of clause (ii) such default shall continue unremedied for a period of 15 days;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 consecutive days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of Holdings or the Borrower;

(f)(i) Holdings, the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness and such failure shall continue after the applicable grace period and/or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (B) obligations under any Hedging Agreement that becomes due as a result of a “Termination Event” as defined in clauses (i), (ii) or (iii) of Section 5(b) of the ISDA 2002 Master Agreement;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary), or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary (other than an Inactive Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary) or for a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary) or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary (other than an Inactive Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect; provided that if Holdings, the Borrower or the relevant Subsidiary shall not have received notice or been served in connection with the legal proceeding or proceedings resulting in any such judgment, such 45-consecutive-day period shall be measured from the date on which Holdings, the Borrower or the relevant Subsidiary has knowledge of such judgment;

(j) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(k) any Guarantee under the Subsidiary Guaranty or the Holdings Guaranty for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Subsidiary Guaranty or the Holdings Guaranty, as the case may be (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, the Intercreditor Agreements or such Security Document) security interest in the securities, assets or properties covered thereby;

(m) the Indebtedness under the Subordinated Notes or any other subordinated Indebtedness of Holdings and its Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Subordinated Note Documents or the agreements evidencing such other subordinated Indebtedness; or

(n) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02. Application of Proceeds. (a) After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in the final paragraph of Section 7.01), any amounts received on account of the Obligations (including from proceeds of any sale or other disposition of all or any part of the Collateral) shall be applied by the Administrative Agent in the following order of priorities:

first, to pay any amounts (including fees, charges and disbursements of counsel to the Administrative Agent) then due and payable to the Administrative Agent in its capacity as such pursuant to Sections 3.05 and 9.05;

second, to pay ratably all interest (including Post-Petition Interest (as defined in the Security Agreement)) on the Obligations, until payment in full of all such interest and fees shall have been made;

third, to pay the unpaid principal of the Obligations ratably, until payment in full of the principal of all Obligations shall have been made;

fourth, to pay all other Obligations ratably, until payment in full of all such other Obligations shall have been made; and

finally, to pay to the Borrower or the relevant Loan Party, or as a court of competent jurisdiction may direct, any surplus then remaining (including from the proceeds of the Collateral owned by it);

provided that Collateral owned by a Subsidiary Guarantor and any proceeds thereof shall be applied pursuant to the foregoing clauses first, second, third and fourth only to the extent permitted by the limitation in Section 2(i) of its Subsidiary Guaranty. The Administrative Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(a) In making the payments and allocations required by this Section, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Administrative Agent and the Lenders (the “Lender Parties”), their Obligations and actions taken by them, (ii) any Lender Party for information as to its Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Administrative Agent has not obtained information from the foregoing sources. All distributions made by the Administrative Agent pursuant to this Section 7.02 shall be final (except in the event of manifest error) and the Administrative Agent shall have no duty to inquire as to the application by any Lender Party of any amount distributed to it.

ARTICLE 8

THE ADMINISTRATIVE AGENT AND THE COLLATERAL TRUSTEE; ETC.

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Trustee (for purposes of this Article 8, the Administrative Agent and the Collateral Trustee are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent hereunder and/or as the Collateral Trustee shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Trustee or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Facility as well as activities as Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be (x) a bank with an office in New York, New York, or an Affiliate of any such bank or (y) a nationally recognized financial institution that is organized under the laws of the United States or any state or district thereof. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Bookrunners and Joint Lead Arrangers, the Syndication Agent and the Documentation Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Joint Bookrunners and Joint Lead Arrangers, the Syndication Agent and the Documentation Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither the Joint Bookrunners and Joint Lead Arrangers, the Syndication Agent nor the Documentation Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower or Holdings, to it at Spectrum Brands Inc., 601 Rayovac Drive, Madison, Wisconsin 53711-2497, Attention of David Lumley, Fax No. 608-288-4485, with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, Attention: Eric Goodison Esq., Fax No. 212-757-3990;

(b) if to the Administrative Agent, to Credit Suisse AG, Agency Manager, One Madison Avenue, New York, NY 10010, Fax No. 212-322-2291, Email: agency.loanops@credit-suisse.com; and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: the Loan Documents.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN

NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

It is understood and agreed that the Administrative Agent may, in its discretion, elect to not deliver to any Lender that is a Permitted Investor, and limit the access of any such Lender to, any Communications or other information that do not consist of Borrower Materials.

Section 9.02. Survival of Agreement. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Trustee or any Lender.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Trustee or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower by the Administrative Agent (failure to provide or delay in providing such notice shall not invalidate such assignment) and, unless the assignee is a Lender, an Affiliate of a Lender or a Related Fund of a Lender, with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms and (iv) the aggregate principal amount of Loans held by Holdings, its Affiliates and the Permitted Investors in their capacity as Lenders shall not exceed 20% of the outstanding principal amount of Loans outstanding at any time. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05).

(b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and the outstanding balances of its Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Trustee, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Trustee, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Trustee and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Trustee and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(e) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14 and 2.16 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). Each Person holding a participation pursuant to this Section 9.04(f) shall be entitled to the benefits of Section 2.20 with respect to its interest in the Commitments and the Loans outstanding from time to time as if such participant were a Lender; provided that such Person shall have complied with the requirements of Section 2.20 including, without limitation, Section 2.20(e). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided that such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender.

(f) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(g) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(i) Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

Section 9.05. Expenses; Indemnity. (a) The Borrower and Holdings agree, jointly and severally, to pay all out-of-pocket expenses incurred by the Administrative Agent and the Collateral Trustee in connection with the syndication of the Term Facility and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Administrative Agent, the Collateral Trustee or the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent, Thompson Hine, LLP, counsel for the Collateral Trustee and no more than one counsel in each jurisdiction where Collateral is located), and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent or the Collateral Trustee and no more than one counsel for all Lenders.

(a) The Borrower and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Trustee, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Term Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Trustee under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Trustee, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Trustee in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of outstanding Loans and unused Commitments at the time.

(c) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(d) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Trustee or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

Section 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Trustee or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Trustee, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(a) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest (other than default interest) on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender or decrease or extend the date for payment of any Fees of any Agent without the prior written consent of such Agent, (iii) amend or modify the pro rata requirements of Section 2.17 (other than in connection with loan buy-back offers that are made to all Lenders on a pro rata basis, in which case payments and Commitment reductions with respect to tendering Lenders will be permitted on terms acceptable to the Borrower, Holdings and the Required Lenders) and Section 2.18, the provisions of Section 9.04(j) or the provisions of this Section or release any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.04(m)) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Trustee hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Trustee.

(b) The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Trustee and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Trustee or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.

(a) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16. Confidentiality. Each of the Administrative Agent and the Lenders agrees (and the Collateral Trustee shall agree pursuant to the Collateral Trust Agreement) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Trustee or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 9.17. Lender Action. Each Lender agrees that it shall not in its capacity as Lender hereunder take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SPECTRUM BRANDS, INC.

By:	/s/ John T. Wilson
Name: John T. Wilson
Title: Senior Vice President,
Secretary and General Counsel

SB/RH HOLDINGS, LLC

By:	/s/ Lisa R. Carstarphen
Name: Lisa Carstarphen
Title: Vice President and Secretary

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent

By:	/s/ John D. Toronto
Name: John D. Toronto
Title: Director

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Associate

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender
By:	/s/ John D. Toronto
Name: John D. Toronto
Title: Director

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Associate